UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

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STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

April 12, 2007

You are cordially invited to attend the annual meeting of the stockholders (the “Annual Meeting”) of STAAR Surgical Company (“STAAR” or the “Company”). The Annual Meeting will be held on Wednesday, May 16, 2007, at 10:00 a.m. (California time), at the Embassy Suites Hotel, located at 211 East Huntington Drive, Arcadia, California 91006.

The actions we expect to take at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also included with this letter is STAAR’s Annual Report on Form 10-K.

Please use this opportunity to take part in the affairs of STAAR by voting on the business to come before the Annual Meeting. If you are a record holder of STAAR’s Common Stock at the close of business on March 27, 2007, you are eligible to vote with respect to these matters, either by attending the Annual Meeting in person or by proxy. It is important that your shares be voted, whether or not you plan to attend the Annual Meeting, to ensure the presence of a quorum. Therefore, please complete, date, sign, and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting and vote your shares in person for the matters acted on at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Bailey,
President and Chief Executive Officer

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of the stockholders of STAAR Surgical Company (the “Annual Meeting”) will take place on Wednesday, May 16, 2007 at 10:00 a.m. (California time), at the Embassy Suites Hotel, located at 211 East Huntington Drive, Arcadia, California 91006. The purpose of the meeting is to do the following:

•	elect four directors;

•	consider and act on a proposal to ratify the selection of BDO Seidman, LLP, as STAAR’s independent registered accounting firm for 2007;

•	transact such other business as may properly come before the meeting.

Only stockholders listed on STAAR’s records at the close of business on March 27, 2007 (“Stockholders”) are entitled to vote.

The Proxy Statement that accompanies this Notice of Annual Meeting of Stockholders contains additional information regarding the proposals to be considered at the Annual Meeting. We encourage Stockholders to read it in its entirety.

As stated in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of STAAR. All proposals presented above are proposals of the Board of Directors. It is expected that these materials will be first mailed to Stockholders on or about April 13, 2007.

We cordially invite all Stockholders to attend the Annual Meeting in person. Your vote is important. Please complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible, whether or not you plan to attend the Annual Meeting in person. Your prompt return of the proxy will help us in quickly processing of the proxies and in ensuring that a quorum is present. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement at any time prior to its exercise.

By Order of the Board of Directors,

Charles S. Kaufman,
Secretary

Monrovia, California
April 12, 2007

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on March 27, 2007, the record date, and are entitled to vote at the meeting.

We are mailing this proxy statement and our annual report on Form 10-K for fiscal year 2006, along with either a proxy card or a voting instruction card, to stockholders beginning April 13, 2007. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a Stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with STAAR’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” In this case, the proxy statement, annual report and proxy card have been sent directly to you on behalf of STAAR.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the Stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

Q:	What am I voting on?

A:	Stockholders will vote on the following matters at the Annual Meeting:

• The election of four directors. The Board of Directors has nominated Barry Caldwell, Donald Duffy, David Morrison and David Schlotterbeck.

• The ratification of the selection of BDO Seidman, LLP, as STAAR’s independent registered public accounting firm for 2007.

The Board recommends a vote FOR the election of its nominees and FOR the ratification of the selection of BDO Seidman, LLP, as STAAR’s independent registered public accounting firm for 2007.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, the four persons receiving the highest number of affirmative votes will be elected. The ratification of the appointment of BDO Seidman, LLP, as STAAR’s independent registered accounting firm for 2007 requires the affirmative vote of a majority of the outstanding shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. An abstention will be included in the number of votes cast on the proposal and, accordingly, will have the effect of a vote “AGAINST” ratification. However, a broker non-vote with respect to this proposal will not be included in the number of shares counted as being present for the purpose of voting on that proposal and, accordingly, will have the effect of reducing the number of affirmative votes required to ratify the appointment.

Q:	What discretion does my broker have to vote my shares?

A:	Brokers holding common stock in “street name” who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the common stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the common stock at his discretion in the election of directors or the appointment of independent registered public accounting firm. However, brokers or nominees may not have discretion to vote on certain other proposals without specific instructions from the beneficial owner.

Q:	What are “broker non-votes”?

A:	When a broker or nominee votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.”

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock that you hold.

Q:	Can I cumulate votes?

A:	No, STAAR does not have cumulative voting for directors. This means you have one vote per share for each seat that is up for election.

Q:	How do I vote?

A:	You may vote using either of the following methods:

•	Proxy card. We have provided a proxy card with this proxy. Be sure to complete, sign and date the card and return it in the prepaid envelope we have provided. Your can also submit the proxy card by facsimile to the Inspectors of Election at (626) 358-3049. David Bailey and Charles Kaufman, the designated proxyholders, are members of management. Beneficial owners will receive instructions to vote by proxy from their broker or nominee.

If you are a Stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the proxyholders will vote your shares FOR the election of each of the four nominees of the Board of Directors and FOR the ratification of the selection of BDO Seidman, LLP, as STAAR’s independent registered accounting firm for 2007.

• In person at the Annual Meeting.  Any Stockholder may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares and wish to vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a Stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by one of the following methods:

• sending written notice of revocation to the Secretary of STAAR;

• submitting by mail or facsimile a new, proper proxy dated after the date of the proxy you are revoking; or

• attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Our transfer agent, American Securities Transfer & Trust, Inc., will tabulate the vote and submit the results to officers of STAAR who will be designated as the inspectors of election.

Q:	What constitutes a quorum?

A:	As of the record date, 25,678,183 shares of common stock were issued and outstanding. A majority of the outstanding shares, or 12,839,092 shares, present or represented by proxy, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	Any Stockholder as of the record date may attend the Annual Meeting. Stockholders of record will be required to show valid identification. Beneficial owners must submit a request to attend in advance of the meeting by writing to the Office of the Secretary, STAAR Surgical Company, 1911 Walker Ave., Monrovia, California 91016, or faxing the request to (626) 358-3049. You must provide evidence of your ownership of shares with your request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	What happens if a nominee for director is unable to serve?

A:	If a nominee becomes unavailable for election — a circumstance we do not expect — the proxyholders will vote for a substitute nominee designated by the Board of Directors.

Q:	When are stockholder proposals due for the 2008 Annual Meeting?

A:	If a stockholder seeks to include a proposal in the proxy statement for STAAR’s 2008 annual meeting, our corporate secretary must receive the proposal at our offices at 1911 Walker Avenue, Monrovia, California 91016 prior to December 15, 2007 in a form that complies with the regulations of the Securities and Exchange Commission (the “SEC”). If we advance or delay the date of the 2008 annual meeting more than 30 days from the date of the 2007 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2008 annual meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2008 annual meeting. If we determine that the date of the 2008 annual meeting will be advanced or delayed by more than 30 days from the date of the 2007 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

If we receive notice after December 13, 2007 that a stockholder intends to present a proposal at our 2008 Annual Meeting, we will have the right to exercise discretionary voting authority over the proposal, if it is presented at the meeting, without including information regarding the proposal in our proxy materials.

Q:	Can Stockholders nominate candidates for the Board of Directors at the Annual Meeting?

A:	Our Bylaws provide that stockholders may nominate candidates for the Board of Directors only if they have delivered notice to the Secretary of STAAR, or mailed notice to the Secretary of STAAR by first class United States mail, postage prepaid, no less than 14 days and no more than 50 days prior to the Annual Meeting, except that, if we give less than 20 days’ notice of the Annual Meeting to Stockholders, the written notice must be delivered or mailed to the Secretary of STAAR no later than the close of the seventh day following the day on which we mail notice of the Annual Meeting to Stockholders. Each such written notice nominating a candidate must include (1) the name and address of the stockholder making the recommendation; (2) a representation that the stockholder is a holder of stock of STAAR; (3) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (4) the principal occupation or employment of each such nominee, and (5) the number of shares of stock of STAAR that are beneficially owned by each nominee, and (6) the consent of the nominee to serve as a director of STAAR if so elected.

Q:	Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2008 Annual Meeting?

A stockholder may recommend a person to be considered as a nominee for election at the 2008 Annual Meeting by a written submission received by the Secretary of STAAR via mail or express delivery no later than December 15, 2007, the same date stockholder proposals for the 2008 Annual Meeting are due. If the date of the 2008 Annual Meeting is altered or delayed more than 30 days from the date of the 2007 Annual Meeting, the submission must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2008 Annual Meeting. The submission must contain the information set forth in the previous answer, along with the following additional information: (1) a description of all arrangements or understandings between the stockholder and each person recommended and any other party pursuant to which the recommendation is being made and (2) all other information regarding the recommended person that would be required to be included in a proxy statement under the proxy rules of the SEC if the person were nominated by the Board of Directors.

Q:	How much did this proxy solicitation cost and who is paying for it?

A:	STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of Proxies, which we estimate at $20,000. We expect officers and regular employees of STAAR to communicate with Stockholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that Proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

Q:	Will other business be presented at the Annual Meeting?

A:	As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.

Q:	Can I obtain additional information on STAAR’s website?

A:	STAAR’s home page is www.staar.com. In the Investor/Media area of the website you can find the following information:

• Audit Committee Charter

• Compensation Committee Charter

• Nominating Committee Charter

• Code of Ethics

• Certificate of Incorporation

• Bylaws

Security Ownership of Principal Stockholders and Management

The following table shows, as of the Record Date, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our Common Stock (other than directors, executive officers and depositaries). This information is based on publicly available information filed with the SEC as of the Record Date.

	Shares	Percent
Name and Address	Beneficially Owned	of Class(1)

Heartland Advisors, Inc.(2)	3,078,350	12.0%
789 North Water Street Milwaukee, WI 53202
Broadwood Partners, L.P.(3)	2,492,788	9.7%
724 Fifth Ave., 9th Floor New York, NY 10019
Winslow Management Company LLP(4)	1,582,300	6.2%
99 High Street Boston MA 02110
James E. Flynn(5)	1,522,025	5.9%
780 Third Avenue 37th Floor

(1)	Based on 25,678,183 shares of common stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(2)	In its Schedule 13G/A, filed February 12, 2007 with respect to its securities as of December 31, 2006, Heartland Advisors, Inc. states that it has sole voting power as to no shares, shared voting power as to 2,903,050 shares, sole dispositive power as to no shares and shared dispositive power as to 3,078,350 shares. William J. Nasgovitz states that he has sole voting power as to no shares, shared voting power as to 2,903,050 shares, sole dispositive power as to no shares and shared dispositive power as to 3,078,350 shares.

(3)	In its Schedule 13D/A, filed March 23, 2007 with respect to its securities ownership as of March 21, 2007, Broadwood Partners, L.P. states that it has sole voting power as to no shares, shared voting power as to 2,492,788 shares, sole dispositive power as to no shares and shared dispositive power as to 2,492,788 shares. Broadwood Capital, Inc. states that it has sole voting power as to no shares, shared voting power as to 2,492,788 shares, sole dispositive power as to no shares and shared dispositive power as to 2,492,788 shares. Mr. Neal C. Bradsher states that he has sole voting power as to 25,900 shares, shared voting power as to 2,492,788 shares, sole dispositive power as to 25,900 shares and shared dispositive power as to 2,492,788 shares.

(4)	In its Schedule 13G, filed January 25, 2007 with respect to its securities ownership as of December 20, 2006, Winslow Management Company LLP states that it has sole voting power as to 1,582,300 shares, shared voting power as to no shares, sole dispositive power as to 1,582,300 shares and shared dispositive power as to no shares.

(5)	In his Schedule 13G/A filed February 13, 2007 with respect to securities owned as of December 31, 2006, Mr. Flynn reported, as controlling person, beneficial ownership of 1,522,025 shares jointly with Deerfield Capital L.P. (542,013 shares), Deerfield Partners, L.P. (243,242 shares), Deerfield Special Situations Fund, L.P. (298,771 shares), Deerfield Management Company L.P. (980,012 shares), Deerfield International Limited (378,859 shares) and Deerfield Special Situations Fund International Limited (601,153 shares).

The following table shows, as of the Record Date, information with respect to the shares of Common Stock beneficially owned by (1) each director and director nominee, (2) each person (other than a person who is also a director or a director nominee) who is an executive officer named in the Summary Compensation Table below, and (3) all executive officers and directors as a group.

	Shares Beneficially Owned
		Shares Subject to
		Options Exercisable
	Shares of Common	on or Before		Percent of
Name(1)	Stock Owned(2)	May 26, 2007(3)	Total	Class(4)

David Bailey**	—	1,062,800	1,062,800	4.1%
Deborah Andrews	6,900	79,248	79,248	*
Nick Curtis	8,000	199,999	207,999	*
Thomas Paul	—	87,082	87,082	*
Don Bailey**	15,000	70,000	70,000	*
Donald Duffy**	—	80,000	80,000	*
David Morrison**	45,000	60,000	60,000	*
David Schlotterbeck**	10,000	60,000	60,000	*
Barry Caldwell**	7,000	—	—	*
All current directors and executive officers as a group	81,900	1,749,129	1,831,029	6.6%

*	Less than 1%.

**	Current Director or Nominee

(1)	The business address of each person named is c/o STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016.

(2)	Pursuant to Rule 13d-3(a), includes all shares of common stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.

(3)	In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before May 26, 2007 (60 days after the Record Date).

(4)	Based on 25,678,183 shares of Common Stock outstanding on the stock records as of the Record Date. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before May 26, 2007 (60 days after the Record Date) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage that any other listed person owns.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Four directors are subject to election to one-year terms by Stockholders at this Annual Meeting. At the 2006 Annual Meeting the stockholders approved a proposal to eliminate STAAR’s previous classified board system, in which directors served staggered three-year terms. In accordance with the proposal, as existing terms expire, directors are elected or re-elected to one-year terms. As a result, STAAR is in transition to a system of annual voting of all directors beginning in 2008. At this year’s meeting, three seats are subject to election on expiration of the current terms of office. The seats held by David Bailey and Don Bailey remain subject to three-year terms that expire at the Annual Meeting in 2008.

Our Bylaws permit the Board of Directors to fix the number of its members, so long as there are no fewer than three directors and no more than seven directors. The Board of Directors has determined that, effective from the time of the Annual Meeting, the board will have six directors, an increase from the current five. Accordingly, the Stockholders will vote on four open seats at the Annual Meeting.

The Board of Directors has nominated Donald Duffy, David Morrison and David Schlotterbeck for re-election to their seats, and nominated Barry Caldwell for election to the newly created seat. Each of these nominees has indicated his willingness to serve and, unless otherwise instructed, the Proxyholders will vote the Proxies received by them for those four nominees. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the Proxyholders will vote the Proxies for any other nominee the current Board of Directors designates to fill the vacancy. STAAR has no reason to believe that any of its four nominees will be unable or unwilling to serve if elected as a director. The four nominees receiving the most votes at the Annual Meeting will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

The following table shows the composition of our Board of Directors on date of this Proxy Statement. Directors denoted with an asterisk (*) serve in terms expiring at the Annual Meeting. The terms of the other directors expire at the 2008 Annual Meeting.

Name of Director	Board Positions and Committee Memberships	Independent(1)

Don M. Bailey	Chairman of the Board	✓
Chairman, Nominating and Governance Committee
Member, Audit Committee
Member, Compensation Committee
David Bailey
Donald Duffy*	Chairman, Audit Committee	✓
Member, Compensation Committee
David Morrison*	Chairman, Compensation Committee	✓
Member, Audit Committee
Member, Nominating and Governance Committee
David L. Schlotterbeck*	Member, Nominating and Governance Committee	✓

(1)	Directors designated as “independent” have been determined by the Board of Directors to be independent as that term is defined under the Nasdaq Marketplace Rules and the applicable rules of the SEC.

Information regarding the business experience of the nominee, each continuing director and each executive officer is provided below.

Nominees for Director

Barry G. Caldwell
Nominee for Newly Created Seat
Age 56

On the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Barry G. Caldwell for election to a newly created Board seat. Mr. Caldwell has served since July 2005 as the President, Chief Executive Officer and director of Iridex Corporation, a worldwide provider of therapeutic laser systems and delivery devices used to treat eye diseases and skin conditions. From 1979 to 2002, Mr. Caldwell served in various capacities with Alcon Laboratories, Inc., a leading developer, manufacturer and marketer of ophthalmology products. His executive positions included Vice President and General Manager of Alcon’s U.S. Surgical Division and Vice President of Alcon Canada. From 2002 to 2005, Mr. Caldwell served on the Boards of Directors of Laser Diagnostic Technologies (until its sale in 2004), A.R.C. Laser, Inc. and Tekia, Inc. In addition, he has served on the Boards of Directors for three ophthalmic industry groups, AdvaMed, NAEVR and EyeRx Coalition. He is also a former member of the Kentucky State Legislature where he served three consecutive terms in the State’s House of Representatives. Mr. Caldwell has a Bachelor of Arts in Political Science and English from Georgetown College and a Juris Doctorate from the Northern Kentucky University Chase College of Law.

Mr. Caldwell will qualify as an “independent director” under the applicable rules of the SEC and the Nasdaq Marketplace Rules. A third party consultant of STAAR identified Mr. Caldwell as a suitable candidate for director; no fee was paid for this referral.

Donald Duffy
Director since February 2003
Chairman of Audit Committee
Member of the Compensation Committee
Age 70

Mr. Duffy’s previous experience includes the position of Chief Financial Officer of Iolab Corporation, a former subsidiary of Johnson & Johnson, a position he held from 1987 until his retirement in 1992. Prior to holding that position, Mr. Duffy served as Chief Financial Officer of the J&J Ultrasound division of Johnson & Johnson and Alpha Wire Corporation. Mr. Duffy also served as the Chief Information Services Officer for the J&J Products Division of Johnson & Johnson and held various financial positions for Johnson & Johnson from 1962 through 1984. Mr. Duffy earned a Master of Business Administration degree from Pace University and a Bachelor of Science degree in accounting from the University of South Dakota.

David Morrison
Director since May 2001
Chairman of the Compensation Committee
Member of the Audit Committee
Member of the Nominating and Governance Committee
Age 62

Mr. Morrison has 35 years experience in various executive positions, both within the United States and internationally. Since 1998, Mr. Morrison has been providing consulting services relating to marketing, with an emphasis in the field of surgical ophthalmology. Following the acquisition by Chiron Vision of Iolab Corporation in 1995, Mr. Morrison was appointed President and Chief Operating Officer of Chiron Vision, in which capacity he served until 1997. Prior to joining Chiron Vision, Mr. Morrison served as Area Vice President for Europe for the Gillette Company and as President of International Operations and Co-Chief Operating Officer of Cooper Vision. Mr. Morrison earned a Bachelor of Arts degree, with honors, in economics from the University College of Wales, Aberystwyth and received a post-graduate degree in Industrial Administration from Bradford University.

David L. Schlotterbeck
Member of the Nominating and Governance Committee
Director since January 2005
Age 59

Mr. Schlotterbeck currently serves as Chairman and Chief Executive Officer of Clinical Technologies and Services, a business segment of Cardinal Health, and is an officer of Cardinal Health. Prior to joining Clinical Technologies in July 2004, Mr. Schlotterbeck served as President and Chief Executive Officer of Alaris Medical Systems, Inc. from November 1999 to June 2004 and as President and Chief Operating Officer from April 1999 to November 1999. In 1997 and 1998, Mr. Schlotterbeck served as President and Chief Operating Officer of Pacific Scientific Company, an international manufacturer of motion control, process measurement and safety products until it was acquired by Danaher Corporation. From 1995 to 1997, Mr. Schlotterbeck served as President and Chief Executive Officer of Vitalcom, Inc., a medical network manufacturer. From 1991 to 1994, Mr. Schlotterbeck served as Executive Vice President and Chief Operating Officer of Nellcor, Inc., a medical device manufacturer subsequently acquired by Mallinckrodt, Inc. Mr. Schlotterbeck is a graduate of the General Motors Institute with a Bachelor of Science degree in electrical engineering. He holds a Master of Science degree in electrical engineering from Purdue University and completed the Executive Institute at Stanford University in 1984.

Continuing Directors

The directors listed below were elected to three-year terms that expire at the 2008 Annual Meeting. Beginning in 2008, all seats on the Board will subject to annual election for one-year terms.

David Bailey
President and Chief Executive Officer
Director since December 2000
Age 50

David Bailey has served as our President, Chief Executive Officer, and Director since December 28, 2000. Mr. Bailey also serves on the Board of Directors of our joint venture Canon Staar Co., Inc. He also served as Chairman of the Board from 2001 through April 2005. Prior to joining STAAR, Mr. Bailey served as Global President of CIBA Vision Corporation’s surgical business unit based in Atlanta, Georgia. From April 1995 through May 1999, Mr. Bailey served on the global management boards of both Bausch & Lomb and ChironVision. In 1993, Mr. Bailey was the European Managing Director of Johnson & Johnson’s European professional sector, with operating responsibility for Iolab Corporation, an ophthalmic products company that was a subsidiary of Johnson & Johnson at that time, including both medical devices and pharmaceuticals. Mr. Bailey completed his formal education in the United Kingdom, obtaining a Master’s degree from Durham University, and a Bachelor of Arts degree with honors from York University. David Bailey and Don Bailey are not related.

Don M. Bailey
Chairman of the Board
Chairman of the Nominating and Governance Committee
Member of the Audit Committee
Member of the Compensation Committee
Director since April 2005
Age 61

Don Bailey has served as a director and our Chairman since April 2005. He also serves on the Board of Directors of our joint venture Canon Staar Co., Inc. Mr. Bailey is also a director of Questcor Pharmaceuticals, Inc and Chairman of their Audit Committee. In Addition, he has served as Chairman of the Board of Comarco, Inc., a provider of wireless test products for the wireless industry and a maker of emergency call box systems and mobile power products for handheld devices from 1998 to the present. He also served from June 1990 to April 2000 as President of Comarco, Inc. and as its Chief Executive Officer from January 1991 to April 2000. Mr. Bailey earned his Bachelor of Science degree in Mechanical Engineering from Drexel University 1968, his Master of Science degree in Operations Research from the University of Southern California in 1971 and his Master of Business Administration degree from Pepperdine University in 1986.

Executive Officers

Deborah Andrews
Vice President and Chief Financial Officer
Age 49

Ms. Andrews has served as Chief Financial Officer since August 2005 and as Vice President since April 2005. She has been employed by STAAR since 1995, serving as Principal Financial Officer from April 2005 to August 2005, Global Controller from 2001 to 2005, Vice President, Finance, of STAAR Surgical AG (Switzerland) from 1999-2001, and Assistant Controller from 1995 to 1999. She previously served as an internal auditor for Bourns, Inc., a maker of electronic components, from 1994 to 1995, and an auditor for KPMG Peat Marwick from 1991-1994. Ms. Andrews earned her Bachelor of Science degree in Accounting from California State University, San Bernardino.

Nicholas Curtis
Senior Vice President, Sales
Age 51

Mr. Curtis, who joined us in August 2002, is an experienced sales and marketing professional with over 20 years experience in selling and marketing cataract and refractive surgical products. Prior to joining STAAR, Mr. Curtis served as Vice President for LaserVision Centers from 1998 to 2001, and TLC Vision, Inc. during 2002 following TLC Vision’s acquisition of LaserVision Centers, where he was responsible for managing the company’s business development in the Great Lakes Region. Prior to 1998, Mr. Curtis held various sales management positions with Chiron Vision, Allergan Medical Optics, and American Medical Optics, a division of American Hospital Supply Corp. Mr. Curtis received a Bachelor of Science degree in speech-communication Studies from Northwestern University.

Thomas Paul, Ph.D.
Head of Research
Age 62

Dr. Paul joined STAAR in January 2004. Before joining the Company, Dr. Paul spent five years with CIBA Vision Corporation as the Global Head of Surgical R&D. He was responsible for product development, new technology assessments and project management of clinical and regulatory affairs. Mr. Paul earned his Doctorate of Philosophy in Chemistry from Case Western Reserve University and his Bachelor of Arts degree in Chemistry from Southern Illinois University.

Charles Kaufman
Vice President, General Counsel and Corporate Secretary
Age 52

Mr. Kaufman has served as Vice President, General Counsel and Secretary since April 2005. From 2001 to 2005 he served as an attorney at the law firm of Sheppard, Mullin, Richter & Hampton, LLP, where he specialized in corporate finance, securities regulation and corporate transactions. From 1994 to 2001 Mr. Kaufman served as an attorney at the law firm of Morrison & Foerster, LLP. Mr. Kaufman earned his Juris Doctor Degree from the University of California at Los Angeles, where he also received a Bachelor of Arts degree in English Literature.

Rob Lally
Vice President, Quality Assurance and Regulatory Affairs
Age 52

Mr. Lally has served as our Vice President, Quality Assurance and Regulatory Affairs, since October 2006. From January 2004 to October 2006 he served as Director of International Regulatory Affairs at Johnson & Johnson Vision Care, a leading provider of contact lenses based in Jacksonville, Florida. From August 1998 until December 2003 he served as Director of European Compliance for Johnson & Johnson Professional Europe and Independence Technology in the UK. Prior to 1998, Mr. Lally was Head of the Medical Device sector at British Standards Institution, a leading UK-based device Notified Body, and was a senior consultant at Quintiles, a global quality and regulatory consulting firm, and General Manager of AMTAC Laboratories, a UK Notified Body. Mr. Lally earned his Master of Business Administration degree from Manchester Polytechnic, Manchester, England, and his Bachelor of Science degree in Engineering from Liverpool Polytechnic, Liverpool, England.

Paul Hambrick
Vice President, Operations
Age 45

Mr. Hambrick has served as our Vice President of Operations since February of 2006. From late 2005 through February 2006 he served as Divisional Manager of Engineering at Bio-Rad Laboratories, a manufacturer of products for life science research and clinical diagnostics. From 2001 through 2005 Mr. Hambrick served as General Manager and Vice President of Operations at MAS, a Fisher Scientific Company, managing the production of in-vitro diagnostic products. From 1998 to 2001 he was Director of Manufacturing at Biosense Webster, a Johnson & Johnson company, where he oversaw production of electrophysiology catheters. Prior to joining Biosense Webster, Mr. Hambrick was Director of Manufacturing at Chiron Vision with various product line responsibilities including manufacturing of intraocular lenses, phacoemulsification systems and keratome blades. Mr. Hambrick earned his Bachelors of Science Degree in Business Administration from the University of La Verne in La Verne, California.

None of the directors, nominees for director or executive officers was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of STAAR acting in their capacities as such. There are no family relationships among any of the directors or executive officers of STAAR.

Compensation of Directors

Directors are compensated as follows:

•	Each director who serves on the Board of Directors of STAAR and is not an employee of STAAR or a parent or subsidiary of STAAR (each a “non-employee director”) receives annual director’s fees of $25,000.

•	The Chairman of the Board receives an additional annual fee of $25,000.

•	The Chairman of the Audit Committee of the Board of Directors receives an additional annual fee of $15,000.

•	The Chairman of the Compensation Committee receives an additional annual fee of $10,000.

•	The Chairman of the Nominating and Governance Committee receives an additional annual fee of $10,000.

•	Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee (other than the respective chairs) receives an additional annual fee of $5,000 for each such committee on which he serves.

It is STAAR’s policy to grant each director an option to purchase 20,000 shares of common stock on election or re-election to the Board, which vests in full on the first anniversary of grant. When Don Duffy was re-elected to the Board of Directors at the May 17, 2006 Annual Meeting, STAAR granted him an option to purchase 20,000 shares of Common Stock. This option was granted under the 2003 Omnibus Plan, has an exercise price of $8.05 per share and vests on May 17, 2007.

It has been STAAR’s policy to compensate non-employee directors who serve on the board of STAAR’s Japanese joint venture, Canon Staar Co., Inc. with stock options. On August 16, 2006, STAAR granted to Don Bailey an option to purchase 20,000 shares of common stock as compensation for an anticipated two-year term on the Canon Staar board. This option was granted under the 2003 Omnibus Plan, has an exercise price of $6.77 per share and vests in two equal annual increments beginning on May 9, 2007, the first anniversary of Don Bailey’s appointment to the Canon Staar board.

Prior to the approval of a proposal to declassify the Board at the 2006 Annual Meeting, each director served a three year term and received a grant of an option to purchase 60,000 shares at the time of election. One third of each such option would vest immediately and an additional third would vest on each of the subsequent two anniversaries of election, subject to continuing service as director.

The Board of Directors can change the compensation of directors at any time.

Meetings of the Board

The Board of Directors held nine meetings during 2006 and acted once by written consent. Each of the directors attended all of the meetings of the Board and at least 75% of the meetings of each committee on which he served in 2006.

It is the policy of STAAR to require members of the Board of Directors to attend the annual meeting of stockholders, if practicable. All directors attended the 2006 annual meeting of stockholders.

Committees

The Board of Directors has three standing committees:  a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The members of each committee serve at the discretion of the Board of Directors. The Board has adopted a written charter for each committee to provide for its organization and procedures and to delegate requisite authority for the committee to carry out its purposes. The Board created the Nominating and Governance Committee and the Compensation Committee in 2006 when it split the previous Nominating, Governance and Compensation Committee into two committees.

  Nominating and Governance Committee.

The current members of the Nominating and Governance Committee are Don Bailey, who serves as chairman of the committee, David Morrison and David Schlotterbeck. Each member of the Nominating and Governance Committee is “independent” as that term is defined under the Nasdaq Marketplace Rules.

The principal purposes of the committee are to help ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to stockholders and STAAR, and that STAAR has and follows appropriate governance standards. To carry out these purposes, the committee does the following:

•	identifies individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors,

•	recommends the director nominees to be selected by the Board of Directors for the next annual meeting of stockholders,

•	develops and recommends to the Board of Directors corporate governance principles applicable to STAAR, and

•	oversees the evaluation of the Board of Directors and management.

Among its functions, the Nominating and Governance Committee considers and approves nominees for election to the Board of Directors in accordance with its written charter.

In addition to the candidates proposed by the Board of Directors or identified by the committee, the committee considers candidates for director suggested by our stockholders in accordance with the procedures described in the Questions and Answers section in response to the question “Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2008 Annual Meeting?” Stockholder nominations that comply with those procedures and that meet the criteria outlined below will receive the same consideration that the committee’s nominees receive.

Essential criteria for all candidates considered by the committee include the following:

•	integrity and ethical behavior;

•	maturity;

•	management experience and expertise;

•	independence and diversity of thought;

•	broad business or professional experience; and

•	an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following:

•	financial or accounting expertise;

•	experience in the medical device industry or other regulated industries;

•	scientific accomplishment in medicine, physiology or medical devices;

•	experience in commercializing and marketing ophthalmic devices;

•	experience in other medical devices or pharmaceuticals;

•	experience in conducting business in international markets;

•	business and other experience relevant to public companies of a size comparable to STAAR; and

•	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board of Directors, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR.

The Board of Director’s nominees for the Annual Meeting have been recommended by the committee, and have been nominated by the independent directors and the full Board of Directors.

In 2007, the Board adopted a proposal by the Nominating and Governance Committee to increase the size of the Board from five members to six. The Committee recruited and interviewed potential candidates for the new seat, and recommended that the Board nominate Barry Caldwell for election to the seat at the Annual Meeting.

Along with its own candidates for election or re-election, the committee considered two persons proposed by stockholders to be nominated for election as directors at the Annual Meeting. In making its final recommendations, the committee used a consistent process to evaluate all candidates.

During 2006, the Nominating and Governance Committee held one meeting. (Its predecessor, the Nominating, Governance and Compensation Committee held five meetings and took action by written consent one time.)

  Compensation Committee

The current members of the Compensation Committee are David Morrison, who serves as chairman of the committee, Don Bailey and Don Duffy. Each member of the Compensation Committee is “independent” as that term is defined under the Nasdaq Marketplace Rules.

The principal purposes of the Compensation Committee are to help ensure that the executive officers of STAAR and its subsidiaries are compensated in a manner consistent with (i) the compensation strategy of STAAR determined by the Board of Directors, (ii) treatment of all executive officers in an equitable and consistent manner, (iii) STAAR’s need to compete in recruiting and retaining qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies. The Committee also administers STAAR’s 2003 Omnibus Equity Incentive Plan.

The Compensation Committee makes all decisions for the total direct compensation of the executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also generally approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management.

During 2006, the Compensation Committee held four meetings and took action by written consent one time. (Its predecessor, the Nominating, Governance and Compensation Committee, held five meetings and acted once by written consent.)

  Compensation Committee Interlocks and Insider Participation

During 2006 David Morrison, Don Bailey, Donald Duffy, David Schlotterbeck and Volker Anhaeusser served on the Compensation Committee or its predecessor, the Nominating, Governance and Compensation Committee. There were no Compensation Committee interlocks or insider (employee) participation during 2006.

  Audit Committee

The current members of the Audit Committee are Donald Duffy, who serves as the chairman of the committee, Don Bailey and David Morrison. Each member of the Audit Committee is “independent” as that term is defined under the rules of the SEC and the Nasdaq Marketplace Rules. The principal purpose of the Audit Committee is to oversee (i) the quality and integrity of STAAR’s financial statements, (ii) the qualifications and independence of STAAR’s independent registered public accounting firm, and (iii) the performance of STAAR’s independent registered public accounting firm. The Audit Committee met 12 times in 2006.

STAAR has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC.

  Charters of the Committees.

The charter of the Audit Committee is included with this Proxy Statement as Appendix I. The charters of the Nominating and Governance Committee and the Compensation Committee are available on STAAR’s web site at www.staar.com, under “Investor/ Media — Corporate Governance.”

  Stockholder Communications with Directors

You may communicate with the chairman of our Audit Committee or the chairman of our Nominating and Governance Committee, or with our outside directors as a group, by writing to such persons c/o Charles Kaufman, Secretary, at 1911 Walker Avenue, Monrovia, California 91016.

Mr. Kaufman distributes communications to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as the following:

•	junk mail and mass mailings,

•	product complaints,

•	product inquiries,

•	new product suggestions,

•	resumes and other forms of job inquiries,

•	surveys, and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be forwarded to the hotline.

EXECUTIVE COMPENSATION

  Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in STAAR’s Proxy Statement for 2007.

The Compensation Committee

David Morrison (Chairman)
Don Bailey
Donald Duffy

  Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers of STAAR identified in the Summary Compensation Table (our “Named Executive Officers”). The Compensation Committee of the Board of Directors (the “Committee”) makes all decisions for the total direct compensation — that is, the base salary, annual bonus, long-term equity compensation and perquisites — of STAAR’s executive officers, including the Named Executive Officers. STAAR’s Nominating, Governance and Compensation Committee carried out these duties prior to August 16, 2006, when the Board separated the committee’s functions and created the Compensation Committee and Nominating and Governance Committee.

The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to salaried U.S.-based employees in general fall under the responsibility of STAAR’s Human Resources, Finance and Legal Department employees. The Committee (or Board) oversees that department and approves fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

  STAAR’s Business Environment

Our Mission.  STAAR develops and manufactures visual implants and other innovative ophthalmic products to improve or correct the vision of patients with cataracts and refractive conditions and distributes them worldwide. STAAR Surgical Company’s mission is to increase stockholder value by forming economic and therapeutic partnerships with our customers, allowing the ophthalmic surgeon to perform safer surgeries and improve patient outcomes. As to our officers and employees, our mission is to create an environment that is open, honest and entrepreneurial, within which each is challenged to reach his or her full potential.

Our Values.  Each employee of STAAR is required to promote honest and ethical conduct both within the company and in its relations with customers, business partners and regulators.

Our Business Opportunity.  STAAR competes with much larger companies in the ophthalmic industry and strives to maintain its competitive position through innovation. STAAR pioneered the flexible intraocular lens, which has become the standard of care for cataract surgery, and has been a worldwide leader in intraocular refractive implants. For our business to grow and reward our stockholders for investing in us, we believe our employees must devote their efforts to developing, manufacturing, marketing and selling innovative products that improve the vision of patients and better serve the needs of our physician customers.

In recent fiscal years, STAAR has devoted significant resources to thoroughly revamping its quality and regulatory compliance systems. STAAR’s standing with the FDA and other regulators, and its reputation with customers, depend on maintaining a corporate culture that emphasizes regulatory compliance at all levels and aims for continuous improvement in the quality of it products. In evaluating the performance of executives and employees at every level, STAAR places a special emphasis on that contribution.

  Compensation Program Objectives and Rewards

Compensation Philosophy.  In determining the compensation for an executive officer, STAAR has the following objectives:

•	To attract and retain officers by maintaining competitive compensation packages;

•	To motivate officers to achieve and maintain superior performance levels;

•	To achieve a lean and flexible business model by rewarding executives who are versatile and capable across multiple business functions; and

•	To support overall business objectives designed to increase returns to our stockholders.

STAAR measures the success of its compensation programs by the following:

•	The overall performance of STAAR’s business and the engagement of its officers in improving performance;

•	Our ability to attract and retain key talent; and

•	The perception of employees that dedication, skill and focus on success of the enterprise will be rewarded.

STAAR generally seeks to pay executive officers total compensation competitive with that paid to executives of other companies of similar size in STAAR’s industry. Bonus programs and equity incentives constitute a significant portion of total compensation and are designed to reward performance against strategic objectives.

All of the compensation and benefits for the Named Executive Officers serve the primary purpose of attracting, retaining and motivating the highly talented individuals who perform the work necessary for STAAR to succeed in its mission while upholding its values in a highly competitive marketplace. Beyond that, we design different elements of compensation to promote individually tailored goals.

  Performance against Objectives

A substantial percentage of executive compensation, including for Named Executive Officers, depends on the executive’s achievement of individual objectives. STAAR generally establishes these objectives early in the fiscal year. The Committee confers with the CEO to establish his objectives, and the Committee also measures performance against objectives. For other Named Executive Officers, the CEO confers with the executive then submits proposed objectives to the Committee. In designing objectives, the Committee and the CEO seek to fulfill STAAR’s strategic plan while promoting the individual’s professional development. Objectives may include financial objectives, such as sales targets or cost reduction, other metric targets, such as yield improvement or backlog reduction, as well as qualitative factors such as leadership, management development, and the quality of execution of business strategies that drive the growth of our business. As soon as practicable after the end of the year, supervisors measure performance against objectives. For Named Executive Officers, the CEO conducts this evaluation and reports to the Committee.

Appraisals at every level of STAAR take into account compliance with our policies and codes of conduct. As noted above, we may accord special weight to positive or negative contributions to STAAR’s culture of regulatory compliance.

In 2006, the Committee approved a Professional Development Program to be used to develop annual objectives and provide a framework to measure performance against the previous year’s objectives for all executives, including Named Executive Officers.

  Elements of Compensation

The elements of compensation that may be paid to executive officers of STAAR include base salary, annual cash bonuses, and equity compensation.

Base Salaries.  We generally negotiate base salaries at a level necessary to attract and retain the talent STAAR needs to execute its plans. The Committee considers such factors as its subjective assessment of the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to STAAR’s business. From time to time the Committee will seek market data compiled by compensation consultants, but generally does not rely on such data.

The Committee determines base salaries for executive officers, including the Named Executive Officers, early each year. For Named Executive Officers other than himself, the CEO proposes any change in base salary based on:

•	his evaluation of individual performance and expected future contributions, based (beginning in 2007) on STAAR’s Professional Development Plan;

•	the general development of STAAR’s business;

•	a review of survey data when deemed necessary, and

•	comparison of the base salaries of the executive officers who report directly to the CEO to provide for internal equity.

STAAR originally established the base salary of its Chief Executive officer, David Bailey, through arm’s-length negotiation based on his experience and skills and then prevailing market conditions. We entered into an employment agreement with him on December 19, 2000. The agreement provides for a base salary, currently $420,630, and for automatic annual cost of living adjustments. The Committee reviews Mr. Bailey’s compensation annually and may propose additional increases in base salary based on performance or competitive factors. In February 2006, we increased Mr. Bailey’s salary to reflect a 4.45% increase in the cost of living over the preceding twelve months. Mr. Bailey’s current salary reflects a 5% increase in base salary approved by the Committee in April 2007 based principally on the increased cost of living over the preceding twelve months.

Annual Cash Bonuses.  The Committee has exclusive discretion to award bonuses to STAAR’s executives, including its Named Executive Officers, as an incentive for employee productivity and effectiveness over the course of each fiscal year. The CEO recommends executive bonuses to the Committee. The Committee decides based on achievement of performance objectives and a subjective analysis of the executive’s level of responsibility. The Compensation Committee also considers other types and amounts of compensation that may be paid to the executive, such as commissions.

The Committee determines bonuses in part based on STAAR’s achievement of corporate goals such as revenue and net income results versus the prior year and STAAR’s performance relative to its industry, as well as the performance of the individual against preset personal objectives.

Bonuses to Chief Executive Officer.  Under his employment agreement, based on achievement of annual performance goals as determined by the Committee, Mr. Bailey is entitled to an annual bonus of up to 60% of his base annual salary. In April 2007, he received a bonus of $80,000, approximately one third of the amount for which he is eligible under the employment agreement, based on significant progress against three key objectives: stabilizing U.S. sales, maintaining international growth and maintaining ongoing regulatory compliance. He received a bonus of $80,000 in 2006 based on his role during fiscal 2005 in achieving FDA approval of STAAR’s ICLtm phakic implant, in resolving FDA compliance issues, and in furthering the growth of STAAR’s international business.

Bonuses to Named Executive Officers during 2007.  In April 2007 the Committee approved a bonus of $50,000 to be paid to Deborah Andrews, Vice President and Chief Financial Officer, based on STAAR’s achievement of its cash objectives and her performance in undertaking the new responsibility of overseeing operations. Also in April 2007, the Committee awarded a bonus of $23,288 to Nicholas Curtis, Senior Vice President of Sales, based on achieving a reversal in the trend of declining U.S. cataract product sales.

Bonuses Paid to Named Executive Officers during 2006.  During 2006, the Nominating, Governance and Compensation Committee granted a bonus of $67,500 to STAAR’s Vice President and Chief Financial Officer, Deborah Andrews, based on her role in the FDA compliance initiative and her accomplishment of cash management objectives in 2005. The Committee granted a bonus of $101,740 to Guenther Roepstorff based on the profitability of Domilens GmbH, a subsidiary of STAAR in Germany. The bonus was awarded prior to the revelation of financial fraud at Domilens. STAAR believes it has a basis for making claims against Mr. Roepstorff in connection with his actions, but the likelihood of any recovery is uncertain.

Long-Term Equity Compensation.  The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of STAAR’s stockholders. During 2006 and 2007, STAAR has had a single active stock plan in place for employees, officers, directors and consultants: the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan. The terms of the 2003 Omnibus Plan are discussed below under the heading “STAAR Surgical Company 2003 Omnibus Equity Incentive Plan.”

Stock options become valuable if the price of our common stock rises after we grant the options. The Committee sets the exercise price of a stock option on the date of grant at fair market value, which is generally the closing price of our common stock on the Nasdaq Global Market on that date. Under the 2003 Omnibus Plan, STAAR may not grant stock options having an exercise price below fair market value of our common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. To encourage retention by providing a long-term incentive, the ability to exercise an option vests over a period of three or four years.

The Board of Directors has delegated to the Committee its authority to grant stock options. The Committee’s policy is to award options to executive officers soon after they commence employment. In making grants, the Committee weighs the potential contribution of the executive to STAAR, but because the size of initial awards generally depends on the level necessary to attract the executive under prevailing market conditions, initial award amounts are negotiated by management. In determining the size of any subsequent grants, the Committee takes into consideration STAAR’s and the individual’s performance, competitive market practices, and the size and term of prior option grants.

STAAR does not backdate options or grant options retroactively. We also do not coordinate the grant of options with the release of nonpublic information in order to make grants before the announcement of favorable information or after the announcement of unfavorable information. To ensure such coordination does not occur, beginning in the fourth quarter of 2006 the Committee adopted a policy that it will authorize stock options only at the eight regularly scheduled meetings of the Board of Directors, which are scheduled several months in advance, and it will endeavor to avoid granting options while it possesses material non-public information that could cause the stock price to rise.

Option Grants in 2007.  On April 2, 2007, the Committee granted options to purchase common stock to Named Executive Officers as follows. David Bailey, CEO, received an option to purchase 75,000 shares of common stock based on significant progress against the three key objectives described above in connection with his bonus. Deborah Andrews, Vice President and CFO, received an option to purchase 40,000 shares of common stock based on STAAR’s achievement of its cash objectives and her performance in undertaking the new responsibility of overseeing operations,. In each case, the option has an exercise price of $5.39 per share, will vest in three equal annual increments beginning on the first anniversary of the grant date, and will expire on the tenth anniversary of the grant date.

Option Grants in 2006.  During fiscal 2006, the Committee granted David Bailey an option to purchase 50,000 shares of Common Stock at an exercise price of $6.92 per share, based on his role during fiscal 2005 in achieving FDA approval of the ICL and resolving FDA compliance issues, and in furthering the growth of STAAR’s international business. The Committee granted Ms. Andrews an option to purchase 25,000 shares of common stock at an exercise price of $6.92 per share based on her role in the FDA compliance initiative and her accomplishment of cash management objectives in 2005. The Committee also granted Nicholas Curtis an option to purchase 25,000 shares of common stock at an exercise price of $8.80 per share, and granted Dr. Thomas Paul an option to purchase 15,000 shares of Common Stock at an exercise price of $6.92 per share, in recognition of their contribution to STAAR’s success in achieving FDA approval of the ICL.

Restricted Stock Award in 2006.  When Nicholas Curtis received equity compensation on April 4, 2006, the Committee intended to include awards of restricted stock in future compensation packages of executive officers. Accordingly the Committee granted to Mr. Curtis 5,000 shares of restricted stock, which vest in three equal annual installments that began on April 4, 2007. The Committee subsequently reconsidered its plan and has discontinued the granting of restricted stock.

Change in Control Arrangements.  Our Named Executive Officers will generally receive continued payments from STAAR or a successor company if they are terminated following a change in control of STAAR. In addition, STAAR’s 2003 Omnibus Equity Incentive Plan provides that, if STAAR has a change in control, options vest immediately unless the surviving company assumes the options. STAAR provides this change in control rights to help it compete with larger, better capitalized ophthalmic companies in attracting employees, and recognizes the importance to STAAR and its stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Change in control rights are intended to do the following:

•	Encourage employees to remain with the company despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment; and

•	Reinforce the alignment of employee interest with stockholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will continue, so the potential equity value of unvested or unexercised options will not be lost.

Perquisites.  STAAR’s Named Executive Officers, along with other senior management employees, may be eligible for a limited number of perquisites intended to minimize distractions from the executives’ attention to important STAAR business. In addition to his base salary, David Bailey is entitled to an automobile allowance, reimbursement of costs associated with obtaining permanent residency visas and relocation expenses, disability insurance which will replace 60% of his annual salary in the event of his disability, and life insurance in the amount of $1,750,000, in addition to the Executive Life Insurance policy provided to all executive officers.

  Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) Plan allows employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code — $15,500 for 2007 — on a pre- or after-tax basis. STAAR provides a 50% percent match up to the first 2% of the employee’s compensation, and a 25% match of the next 4% of compensation, which vest immediately. The terms of the 401(k) Plan are described below under the caption “Employee Benefit Plans.”

Each of STAAR’s executive officers also receives an Executive Life Insurance Policy.

Policy under Section 162(m) of the Internal Revenue Code.  STAAR has not formulated a policy for qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Compensation Committee will determine whether such a policy should be implemented, either in general or with respect to specific transactions.

Summary Compensation

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 29, 2006. The Named Executive Officers are the Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

David Bailey	2006	400,583	80,000	—	237,934	34,768	753,285
President and Chief Executive Officer
Deborah Andrews	2006	225,000	67,500	—	118,967	13,326	424,793
Vice President and Chief Financial Officer
Guenther Roepstorff	2006	366,824	101,740	—		18,637	487,201
President, Domilens GmbH
Nicholas Curtis	2006	232,875	—	44,000	149,073	13,418	439,366
Vice President, Sales & Marketing
Thomas Paul	2006	179,180	—	—	71,380	21,431	271,991
Vice President R&D

The following table summarizes the elements of “All Other Compensation” listed in the table above.

		Perquisites		Company
		and Other		Contributions to
		Personal	Insurance	Retirement and
		Benefits	Premiums	401(k) Plans	Total
Name	Year	($)	($)	($)	($)

David Bailey	2006	10,000	24,768	—	34,768
Deborah Andrews	2006	—	8,232	5,094	13,326
Guenther Roepstorff	2006	18,391	246	—	18,637
Nicholas Curtis	2006	—	9,720	3,698	13,418
Thomas Paul	2006	—	18,600	2,831	21,431

The following table lists each perquisite paid to a Named Executive Officer in 2006 that individually had a value of $10,000 or more.

		Personal Use of		Total Perquisites
		Company Car		and Other
Name	Year	($)		Personal Benefits ($)

David Bailey	2006	10,000	*	10,000
Deborah Andrews	2006	—		—
Guenther Roepstorff	2006	18,391	**	18,391
Nicholas Curtis	2006	—		—
Thomas Paul	2006	—		—

*	Automobile allowance.

**	Automobile lease payments.

Grants of Plan Based Awards
for Fiscal Year Ended
December 29, 2006

The following table provides information on stock and stock options granted in 2006 to each of STAAR’s Named Executive Officers. By providing the Grant Date Fair Value of Stock and Option Awards in the table STAAR does not imply any assurance that such values will ever be realized.

			All Other	All Other
			Stock Awards:	Option Awards:			Grant Date
			Number of	Number of	Exercise or	Closing	Fair Value
			Shares of	Securities	Base Price	Price on	of Stock
			Stock or	Underlying	of Option	Grant	and Option
	Grant	Approval	Units	Options	Awards	Date	Awards
Name	Date	Date	(#)	(#)	($/Sh)	($/Sh)	($(1)

David Bailey	2/10/2006	2/10/2006	—	50,000	$6.92	$6.92	237,934
Deborah Andrews	2/10/2006	2/10/2006	—	25,000	$6.92	$6.92	118,967
Guenther Roepstorff			—
Nicholas Curtis	4/4/2006	4/4/2006	5,000	25,000	$8.80	$8.80	193,073
Thomas Paul	2/10/2006	2/10/2006	—	15,000	$6.92	$6.92	71,380

Outstanding Equity Awards
at Fiscal Year-End
December 29, 2006

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock held by STAAR’s Named Executive Officers on December 29, 2006.

						Stock Awards
	Option Awards							Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options(#)	Options(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price($)	Date	Vested(#)		Vested($)

David Bailey	60,000	—		5.19	5/29/2007	—		—
	140,000	—		3.60	2/12/2008	—		—
	40,300	—		3.35	8/8/2011	—		—
	150,000	—		3.81	1/2/2012	—		—
	50,000	100,000	(1)	3.95	4/6/2015	—		—
	40,000	20,000	(2)	4.00	5/18/2015	—		—
	—	50,000	(3)	6.92	2/9/2016	—		—
	500,000	—		11.13	12/20/2010	—		—
						—		—
Deborah Andrews	3,000	—		3.60	2/12/2008	—		—
	10,000	—		10.63	6/15/2009	—		—
	11,667	23,333	(1)	3.95	4/6/2015	—		—
	16,667	33,333	(4)	4.71	8/2/2015	—		—
	—	25,000	(3)	6.92	2/9/2016	—		—
	13,333	6,667	(5)	7.86	2/26/2014	—		—
						—		—
Guenther Roepstorff	16,667	8,333	(5)	7.86	2/26/2014	—		—
	8,333	16,667	(1)	3.95	4/6/2015	—		—
						—		—
Nicholas Curtis	60,000	—		3.60	2/12/2008	—		—
	75,000	—		3.45	7/14/2007	—		—
	26,666	13,334	(5)	7.86	2/26/2014	—		—
	8,333	16,667	(1)	3.95	4/6/2015	—		—
	—	25,000	(6)	8.80	4/3/2016	—		—
						5,000	(6)	35,050
Thomas Paul	50,000	—		10.99	11/27/2008	—		—
	16,667	33,333	(1)	3.95	4/6/2015	—		—
	—	15,000	(3)	6.92	2/9/2016	—		—

(1)	50% of the securities will vest on April 7, 2007, and the remaining 50% will vest on April 7, 2008.

(2)	Vest on May 19, 2007.

(3)	33% of the securities will vest on February 10, 2007, an additional 33% will vest on February 10, 2008, and the remaining 33% will vest on February 7, 2009.

(4)	50% of the securities will vest on August 3, 2007, and the remaining 50% will vest on August 3, 2008.

(5)	Vest on February 27, 2007.

(6)	33% of the securities will vest on April 4, 2007, an additional 33% will vest on April 4, 2008, and the remaining 33% will vest on April 4, 2009.

Option Exercises and Stock Vested as of
Fiscal Year-End December 29, 2006

The table below shows the number of shares of STAAR common stock acquired by Named Executive Officers during 2006 on the exercise of options. No stock awards to Named Executive Officers vested in 2006.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

David Bailey	4,966	18,093
	20,034	72,991
	15,000	74,431
	15,000	74,190
	15,000	70,176
	15,000	65,938
	6,200	27,953
	3,500	16,331
	2,300	10,715
	100	465
	2,600	12,090
Deborah Andrews	3,000	1,980
	3,900	18,564
	6,100	28,670
Guenther Roepstorff	—	—
Nicholas Curtis	—	—
Thomas Paul	—	—

Change in Control and Termination Payment and Benefit Estimates
December 29, 2006

The table below demonstrates the effect of termination and change-in-control rights held by Named Executive Officers based on a hypothetical termination of each Named Executive Officer on December 29, 2006, and a hypothetical Change in Control and termination on that date. A change in control did not in fact occur on December 29, 2006 and the executives were not terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct when the actual event occurs. Guenther Roepstorff voluntarily terminated employment and his employment agreement on January 23, 2007, and has no remaining termination or change in control rights. All benefits described would be, or could be, paid in lump sum.

		Before	After
		Change in	Change in
		Control	Control
		Termination	Termination
		w/o Cause	w/o Cause
		or for	or for					Change in
		Good Reason	Good Reason	Voluntary		Death	Disability	Control
Name	Benefit	($)	($)	Termination		($)(1)	($)	($)(2)

David Bailey	Severance	1,201,890	1,201,890	400,630	(3)	—	—	—
	Options vest immediately	—	—	—		—	—	370,700
Deborah Andrews	Severance	112,500	225,000	—		—	—	—
	Options vest immediately	—	—	—		—	—	—
Guenther Roepstorff	Severance	—	—	—		366,824	234,282	—
	Options vest immediately	—	—	—		—	—	51,001
Nicholas Curtis	Severance	250,350	250,350	—		—	—	—
	Options and restricted stock vest immediately	—	—	—		—	—	86,051
Thomas Paul	Severance	74,658	89,590	—		—	—	—
	Options vest immediately	—	—	—		—	—	103,349

(1)	Excludes amounts payable under life insurance policies maintained by STAAR in the following amounts:

Name	Amount ($)
David Bailey	1,750,000
Deborah Andrews	500,000
Guenther Roepstorff	3,451
Nicholas Curtis	500,000
Thomas Paul	500,000

(2)	Options under the 2003 Omnibus Equity Incentive Plan will vest immediately before a change in control only if the surviving company or acquirer fails to assume the options.

(3)	Mr. Bailey’s Employment Agreement with STAAR requires twelve month’s notice of a voluntary termination. If he provides such notice and the Board of Directors elects not to employ him for that period, he will receive salary, vacation and accrued bonus for any portion of the twelve-month period following notice when he is not employed by STAAR.

2006 Director Compensation

The chart below summarizes remuneration paid to non-employee directors during 2006 in the form of cash or stock option awards. The value shown for stock option is the dollar amount STAAR recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R.

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation	Total
Name	($)	($)	($)	($)

Don Bailey	61,209	86,544	—	147,753
Donald Duffy	45,000	109,365	—	154,365
David Morrison	32,598	—	—	32,598
David Schlotterbeck	34,395	—	—	34,395

Employment Agreements

  David Bailey, President and Chief Executive Officer

On December 19, 2000, we entered into an employment agreement with David Bailey to act as our Chief Executive Officer and President. The agreement had an original term of three years, expiring on December 31, 2003, and will be automatically renewed for successive three-year periods unless terminated pursuant to provisions stated in the agreement. On August 16, 2006, the Board of Directors resolved to allow the employment agreement to renew automatically in accordance with its terms. Accordingly, the agreement currently runs through December 31, 2009. The agreement provides for a base salary, currently $420,630, and for automatic annual cost of living adjustments. The Board of Directors reviews Mr. Bailey’s compensation annually and may propose additional increases in base salary if merited.

In addition to his base salary, Mr. Bailey is entitled to an automobile allowance, reimbursement of costs associated with obtaining permanent residency visas and relocation expenses, disability insurance that will replace 60% of his annual salary in the event of his disability, and life insurance in the amount of $1,750,000. Mr. Bailey also receives standard employee medical and dental benefits for himself and his family.

Each year during the term of the employment agreement, Mr. Bailey and the Committee will establish performance goals, including earnings, cash flow and other objectives. If he meets these goals, in the determination of the Committee, Mr. Bailey is entitled to receive an annual bonus of up to 60% of his base annual salary based on performance of objectives as determined by the Compensation Committee.

Under the terms of the agreement, Mr. Bailey’s employment may be terminated for “cause” (as defined in the agreement), on Mr. Bailey’s death or disability, or on 12 months’ written notice by Mr. Bailey. If Mr. Bailey’s employment is terminated by STAAR without cause or due to a “change of control” (as defined in the agreement), Mr. Bailey will be entitled to receive severance equal to three years annual base salary, plus accrued bonus and vacation.

Mr. Bailey’s Employment Agreement with STAAR requires him to give twelve month’s advance written notice of a voluntary termination. If he provides such notice and the Board of Directors elects not to employ him for that period, he will receive salary, vacation and accrued bonus for any portion of the twelve-month period following notice when he is not employed by STAAR.

  Nicholas Curtis, Senior Vice President, Sales and Marketing

On July 12, 2002, we entered into an agreement with Nicholas Curtis to act as our Senior Vice President, Sales and Marketing for the U.S. and Canada. The agreement provides for a base salary, currently $232,875, which the Committee may adjust periodically. Mr. Curtis may also earn an annual bonus of up to 50% of his annual salary if he achieves established performance goals as determined by the Committee. Should certain performance targets be exceeded, this amount could be increased by the Committee. Should Mr. Curtis’ employment be terminated without cause, or due to a change of control, he will receive severance equal to one year’s salary plus the average bonus earned over the last two years of employment and immediate vesting of all unvested stock options.

In April 2007, STAAR divided its Sales and Marketing department into two separate departments. Mr. Curtis assumed the office of Senior Vice President, Sales at that time, with no other change in his employment agreement other than a revision in his duties.

  Deborah Andrews, Vice President and Chief Financial Officer

On August 17, 2005, we promoted Ms. Andrews to the position of Chief Financial Officer and agreed to new terms of employment. STAAR agreed to provide Ms. Andrews an annual base salary in the amount of $225,000 and a performance bonus of up to 40% of base salary, as determined by the Committee. If terminated without cause, Ms. Andrews will receive a severance payment equal to six months’ salary. If she is terminated as a result of a “change in control,” she will receive severance equal to one year’s salary and immediate vesting of all unvested stock options.

  Thomas Paul, Head of Research

On January 5, 2004, we employed Thomas Paul to act as our Vice President, Research & Development. The terms of our offer of employment were memorialized in an agreement dated March 18, 2005. The agreement does not have a stated term. The agreement provides for a base salary of $165,000, which may be adjusted periodically. Mr. Paul may also earn an annual bonus of up to 25% of his annual salary based on achievement of personal and corporate performance goals, as determined by the Committee.

Under the terms of the agreement, Mr. Paul’s employment may be terminated for “cause” (as defined in the agreement) or poor performance, on Mr. Paul’s death, or on 30 days’ written notice by Mr. Paul. If Mr. Paul’s employment is terminated by STAAR without cause, on 30 days’ written notice, he will be entitled to severance equal to five months salary. Should Mr. Paul’s employment be terminated due to a change of control (as defined in the agreement), Mr. Paul will receive severance equal to six months’ salary and the immediate vesting of any unvested stock options.

In January 2007, Mr. Paul’s agreement was amended to provide for a change in his title from Vice President of Research and Development to Head of Research, with no other change.

  Guenther Roepstorff, Former President, Domilens GmbH

Guenther Roepstorff, former president of our German subsidiary, Domilens GmbH, voluntarily terminated his employment and his employment agreement on January 23, 2007. Until that time, he was subject to an employment agreement with STAAR that was last amended on January 2, 2003. As described in detail in STAAR’s Annual Report on Form 10-K, Mr. Roepstorff resigned following admissions that he had diverted significant assets of Domilens to his own use. STAAR believes it has no further obligations to Mr. Roepstorff under his employment agreement.

  Employee Benefit Plans

Equity Compensation Plan Information

Whenever we use a general statement to incorporate this Proxy Statement by reference into another of our documents filed with the SEC, the following table is excluded. The following table will not be deemed filed under the Securities Act or the Exchange Act unless we explicitly incorporate it by reference in such a filing.

The following table summarizes information about the options and other equity compensation under STAAR’s equity plans as of the close of business on December 29, 2006.

				Number of Securities
				Remaining Available
	Number of Securities			for Future Issuance
	to be Issued Upon			under Equity
	Exercise of			Compensation Plans
	Outstanding Options,		Weighted Average	(excluding securities
	Warrants and Rights (#)		Exercise Price ($)	reflected in column (a)) (#)
Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Stockholders	3,417,290		6.75	1,016,887	(1)
Equity Compensation Plans Not Approved by Stockholders	55,000	(2)	10.08	0

TOTAL	3,472,290		6.84	1,016,887

(1)	Represents awards granted under the STAAR Surgical Company 2003 Omnibus Equity Incentive Plan (the “2003 Omnibus Plan”) and the following prior plans that were consolidated into the 2003 Omnibus Plan: the 1991 Stock Option Plan of STAAR Surgical Company, the 1995 STAAR Surgical Company Consultant Stock

Plan, the 1996 STAAR Surgical Company Non-Qualified Stock Plan, the 1998 STAAR Surgical Company Stock Plan, the STAAR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer, all of which were approved by the stockholders. The number of shares reserved for issuance under the 2003 Omnibus Plan automatically increases to 2% of the total number of shares of common stock outstanding on the preceding December 31, up to a maximum of 6,500,000 shares.

(2)	Represents shares originally issued under individual grants prior to May 9, 2000, which were not submitted to the stockholders for approval and which have also been consolidated into the 2003 Omnibus Plan.

  STAAR Surgical Company 2003 Omnibus Equity Incentive Plan

The 2003 Omnibus Plan was adopted by the Board of Directors on May 14, 2003 and approved by the stockholders on June 25, 2003 as both a new plan and as a consolidation of STAAR’s existing incentive plans. 4,913,629 shares of Common Stock were originally authorized for awards under the 2003 Omnibus Plan, consisting of 1,000,000 newly available shares, and 3,913,629 shares that were already available or subject to outstanding awards under prior plans. The following prior plans were consolidated into the 2003 Omnibus Plan: the 1991 Stock Option Plan of STAAR Surgical Company, the 1995 STAAR Surgical Company Consultant Stock Plan, the 1996 STAAR Surgical Company Non-Qualified Stock Plan, the 1998 STAAR Surgical Company Stock Plan and the STAAR Surgical Company Stock Option Plan and Agreement for Chief Executive Officer. All of these plans had been previously approved by STAAR’s stockholders.

The 2003 Omnibus Plan also provides that on each January 1 during the life of the plan the number of shares of Common Stock available for awards will automatically increase by a number of shares equal to 2% of STAAR’s outstanding Common Stock, up to a maximum of 1,586,371 additional shares, and a maximum total of 6,500,000 shares issuable as incentives to employees, directors and consultants. As of December 29, 2006, 1,016,887 shares were authorized and available for grants under the 2003 Omnibus Plan.

The Committee administers the 2003 Omnibus Plan. Employees, non-employee directors, and consultants of STAAR and its subsidiaries are eligible to participate in the 2003 Omnibus Plan. Awards available under the 2003 Omnibus Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards that the Committee may approve. Stock options under the 2003 Omnibus Plan may either be issued in a form intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified options,” which are not intended to satisfy Section 422 of the Code. Awards granted under the 2003 Omnibus Plan may generally not be transferred except by will or the laws of descent.

While the Committee has the discretion to determine the exercise price of options under the 2003 Omnibus Plan, an option intended to be an ISO may not be priced at less than 100% of fair market value on the date of grant. No ISO may be granted under the 2003 Omnibus Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of STAAR or any affiliate of STAAR, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In general, stock options issued under the 2003 Omnibus Plan may not have a term in excess of ten years from the date of grant.

The 2003 Omnibus Plan provides that if STAAR has a “change in control,” including an acquisition by any person or entity of 25% or more of STAAR’s common stock, or an acquisition of STAAR or substantially all of its assets, all outstanding options will vest immediately before the change in control unless the successor or acquirer company assumes the options by providing options of equivalent value or, if STAAR is the surviving entity, STAAR affirms the options. In addition, options held by non-employee directors will vest immediately prior to a change in control, irrespective of any assumption or affirmation by an acquiror or the surviving entity.

The 2003 Omnibus Plan will terminate on May 13, 2013, unless terminated earlier by the Board of Directors.

  401(k) Plan

The Company maintains a 401(k) profit sharing plan (“401(k) Plan”) for the benefit of qualified employees in North America. During the fiscal year ended December 29, 2006, employees who participate may elect to make salary deferral contributions to the 401(k) Plan up to $15,000 of the employees’ eligible payroll, subject to annual Internal Revenue Code maximum limitations. The Company makes a contribution of 50% of the employee’s contribution up to the first 2% of the employee’s compensation, and 25% of the next 4% of compensation. In addition, STAAR may make a discretionary contribution to qualified employees, in accordance with the 401(k) Plan.

  Certain Relationships and Related Transactions

On March 21, 2007, STAAR entered into a loan arrangement with Broadwood Partners, L.P. (“Broadwood”), which is a shareholder of STAAR. Pursuant to a Promissory Note (the “Note”) between STAAR and Broadwood, Broadwood loaned $4 million to STAAR. The Note has a term of three years and bears interest at a rate of 10% per annum, payable quarterly. The Note is not secured by any collateral, may be pre-paid by STAAR at any time without penalty, and is not subject to covenants based on financial performance or financial condition (except for insolvency). As additional consideration for the loan STAAR also entered into a Warrant Agreement (the “Warrant Agreement”) with Broadwood granting the right to purchase up to 70,000 shares of Common Stock at an exercise price of $6, exercisable for a period of six years. The Note also provides that so long as a principal balance remains outstanding on the Note STAAR will grant additional warrants each quarter on the same terms as the Warrant Agreement. The warrant agreement provides that STAAR will register the stock for resale with the SEC. STAAR’s Related Person Transaction Policy has been followed in connection with the transaction. (See “Security Ownership of Principal Shareholders and Management” on page 5 above.)

  Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which requires the approval of the Audit Committee for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the General Counsel of the Company, who will determine whether that the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Company.

  Code of Ethics

STAAR has adopted a Code of Ethics applicable to the principal executive officer and senior financial executives, including the chief financial officer and the controller of STAAR, as well as all employees and directors of STAAR. The Code of Ethics is published on our website, at www.staar.com, under “Investor/ Media — Corporate Governance.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on our website within two business days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

In any of our filings under the Securities Act or Exchange Act that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees STAAR’s financial reporting process on behalf of the Board of Directors. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles and (ii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of December 29, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements that have been included in our Annual Report on Form 10-K for the year ended December 29, 2006.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has reviewed with the independent registered public accounting firm their independence from STAAR and its management including the written disclosures and the letter provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

In the first quarter of fiscal year 2007, the Audit Committee oversaw an investigation of fraud at STAAR’s German subsidiary, Domilens GmbH, which involved Domilens’ former President. After management informed the Audit Committee that it believed the investigation at Domilens had revealed a material weakness in STAAR’s internal controls, the Audit Committee advised management in its evaluation of the material weakness and in its remediation plan.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the 2006 fiscal year for filing with the SEC. The Audit Committee has recommended the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2007, subject to approval by the Stockholders at the Annual Meeting.

The Audit Committee

Donald Duffy (Chairman)
Don Bailey
David Morrison

Dated April 11, 2007

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act, and the SEC’s rules thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to furnish to us copies of all reports they file. The SEC has established specific due dates for these reports and requires STAAR to report in this Proxy Statement any failure by these persons to file or failure to file on a timely basis.

To our knowledge, based solely on a review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2006 fiscal year our directors, executive officers and persons who own more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except for the following: a Form 4 filed on May 2, 2006 reporting the April 21, 2007 exercise of stock options by David Morrison, a Form 4 filed on May 22, 2006 reporting the May 17, 2006 grant of stock options to Donald Duffy, and a Form 4 filed on August 31, 2006 reporting the August 16, 2006 grant of stock options to Don Bailey.

PROPOSAL NO. 2

RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2007.

Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote at the Meeting, the Board of Directors will consider the selection of another independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2007.

Representatives of BDO Seidman, LLP, the independent registered public accounting firm for STAAR for fiscal year 2006, will be invited to be present at the Annual Meeting. STAAR expects representatives of BDO to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO Seidman, LLP related to fiscal 2005 and fiscal 2006:

	2005	2006

Audit Fees(1)	$593,000	985,000
Audit-related Fees(2)	9,000	12,000
Tax-related Fees(3)	1,000	21,000
All Other Fees(4)	3,000

(1)	Both 2005 and 2006 Audit Fees include: (i) the audit of our consolidated financial statements included in our Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iv) comfort letters, consents and other services related to SEC and other regulatory filings; and (v) associated expense reimbursements, and the Audit Committee pre-approved all fees and services of BDO Seidman, LLP, for work done in 2005 and 2006.

(2)	Audit-related Fees were for audits of our employee benefit plan.

(3)	Tax related fees in 2005 were for review of statutory tax filings in our European jurisdictions. In 2006, these fees were for services provided as tax preparer for German operations and to a lesser extent, review of statutory tax filings for our Swiss operations.

(4)	All Other Fees were for transaction-related services.

The increased audit fees related to fiscal year 2006 primarily result from additional services provided in the investigation of Domilens GmbH. While incurred in the first quarter of 2007, these services related to the preparation of financial statements for fiscal year 2006.

The Audit Committee administers STAAR’s engagement of BDO Seidman, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO Seidman, LLP and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO Seidman, LLP of the non-audit services related to the fees shown in the table above did not affect that firm’s independence.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO Seidman, LLP, for work done in 2005 and 2006. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ANNUAL REPORT ON FORM 10-K

A copy of STAAR’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006 (excluding exhibits), as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of STAAR and its subsidiaries and the reports of BDO Seidman, LLP, STAAR’s independent registered public accounting firm.

We will provide to any beneficial owner of STAAR’s common stock as of the record date a copy of the Annual Report on Form 10-K for the fiscal year ended December 29, 2006, without charge, if the beneficial owner submits a written request to STAAR Surgical Company, c/o Charles Kaufman, Corporate Secretary, 1911 Walker Avenue, Monrovia, California 91016. Exhibits to the Form 10-K will be provided on written request of any beneficial owner, subject to reimbursement of STAAR’s reasonable expenses. Exhibits are available at no charge on the SEC’s website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

STAAR SURGICAL COMPANY

Charles S. Kaufman, Secretary

Monrovia, California
April 10, 2007

Appendix I

STAAR SURGICAL COMPANY

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	MEMBERSHIP

A. The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) shall meet the requirements of the Sarbanes-Oxley Act (the “Act”) and applicable rules of the National Association of Securities Dealers (the “NASD”) and the SEC.

B. No member of the Committee shall receive compensation other than director’s fees and benefits for service as a director of the Company, including reasonable compensation for Chairing and/or serving on the Committee.

C. Any member of the audit committee may be removed or replaced at any time by the Board of Directors and shall cease to be a member of the Audit Committee on ceasing to be a Director.

II.	PURPOSE

A. The Committee serves as the representative of the Board for the general oversight of Company affairs relating to:

i. The quality and integrity of the Company’s financial statements.

ii. The independent auditor’s qualifications and independence, and

iii. The performance of the Company’s independent auditors.

B. Through its activities, the Committee facilitates open communication among directors, independent auditors, and management by meeting in private session regularly with these parties.

III.	MEETING AND PROCEDURES

A. The Committee shall meet in person or by telephone at least quarterly.

B. It shall endeavor to determine that auditing procedures and controls are adequate to safeguard Company assets and to assess compliance with Company policies and legal requirements.

C. The Committee shall be given full access to the Board Chairman, Company executives and independent auditors. When any audit has been prepared by a registered public accounting firm for the Company, the Committee shall timely receive a report from such firm on (1) all critical accounting policies and practices; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officers of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and company management, such as any management letter or schedule of unadjusted differences.

D. A majority of the members shall constitute a quorum.

IV.	RESPONSIBILITIES

A. The Committee shall:

i. Have the sole authority to appoint, compensate, oversee, evaluate and, where appropriate, replace the independent auditor.

ii. Annually review and approve the proposed scope of each fiscal year’s outside audit.

iii. Review and, if appropriate, approve in advance any audit and non-audit services and fees to be provided by the Company’s independent auditor, other than “prohibited nonauditing services” and minor audit services, each as specified in the Act. The Committee has the sole authority to make these approvals, although such approval may be delegated to any committee member so long as the approval is presented to the full Committee at a later time. In approving non-audit services, the Committee shall consider whether the engagement has any potential to compromise the independence of the independent auditor, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditor to perform the services.

iv. Inform each registered public accounting firm performing work for the Company that such firm shall report directly to the Committee.

v. Oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit opinion or related work.

vi. At, or shortly after the end of each fiscal year, review with the independent auditor and Company management, the audited financial statements and related opinion and costs of the audit for that year.

vii. Provide any recommendations, certifications and reports that may be required by the NASD or the SEC including the report of the Committee that must be included in the Company’s annual proxy statement.

viii. Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor.

ix. Establish and oversee procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

x. Have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide for appropriate funding as determined by the Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to any advisors employed by the Committee and to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report. xii. Ensure the rotation of the lead audit partner at least every five years. xiii. Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company and that the firm meets all legal and professional requirements for independence.

xi. Discuss with management the Company’s policies with respect to risk assessment and risk management.

xii. Meet separately, and periodically, with management and with the independent auditor.

xiii. In consultation with management, review the integrity of the Company’s financial reporting process.

xiv. Review with the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) on an annual basis the Company’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

xv. Review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters, and all other items required by law.

xvi. Verify that the policies of the Audit Committee regarding hiring of employees or former employees of the independent auditor have been met. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the CEO, Controller, CFO, Chief Accounting Officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

xvii. Report regularly to the Board of Directors. Such report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

xviii. Perform a review and evaluation, at least annually, of the performance of the Committee. The Audit Committee shall solicit feedback from the Board, CEO, CFO, and the external auditor on specific opportunities to improve Audit Committee effectiveness. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to the Charter that the Committee considers necessary or valuable. The Committee shall conduct evaluations and reviews in such a manner as it deems appropriate.

xix. Review periodically the effect of accounting initiatives on the financial statements of the Company.

xx. At least annually, receive a report by the external auditors describing any material issues raised by the most recent internal quality control review by the local practice office or by any inquiry or investigation by governmental or professional authorities of the local practice office, within the preceding two years, and steps taken to address any such issues. The report shall also include any similar matters pertaining to offices other than the local practice office, to the extent the audit partner is aware of such matters.

xxi. Discuss with management an outline of press releases or announcements regarding results of operations as well as general policies on earnings guidance to be provided to analysts, rating agencies, and the general public. Review any relevant items with management and the Company’s independent auditors prior to release of any such press releases or earnings guidance including the use of “pro forma” or “adjusted” non-GAAP information. The review shall be with the Chairman of the Audit Committee or the full Committee, as may be appropriate.

B. Management is responsible for preparing the financial statements for the Company completely, accurately and in accordance with generally accepted accounting principles.

C. The independent auditors are responsible for performing an audit of the Company’s financial statements and reporting on the effectiveness of the internal controls over financial reporting in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

STAAR SURGICAL COMPANY
Proxy For Annual Meeting Of Stockholders
     The undersigned, a stockholder of STAAR SURGICAL COMPANY, a Delaware corporation (the “Company”), hereby appoints David Bailey and Charles S. Kaufman, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of the stockholders of the Company, to be held on May 16, 2007, at 10:00 a.m., and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote as follows on the reverse side.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
STAAR SURGICAL COMPANY
This Proxy is solicited on behalf of the Board of Directors of STAAR Surgical Company.
May 16, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors	NOMINEES

☐	For All Nominees	☐ Barry Caldwell
☐ Donald Duffy
☐	Withhold Authority For All Nominees	☐ David Morrison ☐ David Schlotterbeck

☐	For All Except (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

2. Ratification of Independent Auditors Ratification of BDO Seidman, LLP as the Company’s independent public accountants for the year ending December 28, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Other Business In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Meeting and any adjournment thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” the ratification of BDO Seidman, LLP as the company’s independent public accountants. All proposals to be acted upon are proposals of the company. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the board of directors, this proxy shall be voted by the proxyholders in accordance with the recommendations of a majority of the board of directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

This Proxy will be voted in accordance with the instructions set forth above. If instructions are not given, this Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the directors named above, the ratification of BDO Seidman, LLP as the Company’s independent auditors, and as said proxies shall deem advisable on such other business as may come before the Meeting, unless otherwise directed.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder:                                 Date:                    Signature of Stockholder:                               Date:
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partner, please sign in partnership name by authorized person.